Exhibit 10.2

Time Vesting Grant

[Name]

PAR PETROLEUM CORPORATION

AWARD OF RESTRICTED STOCK

(Employee)

In this Award, Par Petroleum Corporation (the “Company”) grants to [            ] (the “Participant”), an Employee, Restricted Stock under the Par Petroleum Corporation 2012 Long Term Incentive Plan (“Plan”). This Award of Restricted Stock is governed by the terms of this Award document and the Plan. All capitalized terms not defined in this Award shall have the meaning of such terms as provided in the Plan.

1.	The “Date of Grant” is [ ].

2.	The total number of shares of Restricted Stock granted is [ ].

3.	The Vesting Dates for the Restricted Stock granted in this Award are as follows:

Subject to item 4 below, Participant shall not become vested in any of the Restricted Stock granted unless he or she is continuously employed with the Company or an Affiliate from the Date of Grant through the Vesting Date, and Participant may not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of any Restricted Stock until such Restricted Stock become Vested as provided herein. The transfer restrictions and substantial risk of forfeiture imposed in the foregoing sentence shall lapse on the following applicable dates (each a “Vesting Date”): as to one quarter (1/4) of the Restricted Stock on             , 2016 and an additional one quarter (1/4) of the Restricted Stock on each anniversary of [Date] until the Restricted Stock is 100% Vested. The Restricted Stock as to which such restrictions so lapse are referred to as “Vested.”

4.	Other Vesting Events are as follows:

Notwithstanding the foregoing vesting schedule in item 3, the Restricted Stock will be 100% Vested upon any one of the following “Vesting Events”: (a) Participant’s termination of employment with the Company and its Affiliates due to death or Disability, (b) the Participant’s termination of employment by the Company and its Affiliates without Cause or (c) upon a Change in Control. The date of the Participant’s termination of employment with the Company and its Affiliates on account of one of the Vesting Events shall be the Vesting Date for purposes of this Award. The date of the Change in Control shall be the Vesting Date for purposes of this Award.

5.	Other Terms and Conditions:

(a) No Fractional Shares. All provisions of this Award concern whole shares of Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

(b) Not an Employment or Service Agreement. This Award is not an employment agreement, and this Award shall not be, and no provision of this Award shall be construed or interpreted to create any right of Participant to continue employment with or provide services to the Company or any of its Affiliates.

(c) Independent Tax Advice and Acknowledgments. Participant has been advised and Participant hereby acknowledges that he or she has been advised to obtain independent legal and tax advice regarding this Award, the grant of the Restricted Stock and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions of the Plan and this Award.

The Restricted Stock granted hereunder will be subject to all applicable federal, state and local taxes domestic and foreign and withholding requirements (including, without limitation, any withholding required under any other employee benefit plan maintained by the Company or an Affiliate). The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Award.

PARTICIPANT:	[Print Name]

Signature:

Date:

PAR PETROLEUM CORPORATION

By:
Name:	Brice Tarzwell
Title:	Senior Vice President, Chief Legal Officer and Secretary

Date: